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                                  Exhibit 99.1
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Just for Feet, Inc. Announces Completion of Senior Subordinated Notes Offering


BIRMINGHAM, ALABAMA, April 16, 1999 -- JUST FOR FEET, INC. (Nasdaq: FEET) announced today that it has completed the sale of $200 million of 11% Senior Subordinated Notes due 2009 (the "Notes") to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Notes, which are rated B1 and B by Moody's and Standard and Poor's, respectively, were priced at 100% of their principal amounts.

     The notes are guaranteed by certain of the Company's subsidiaries. The net proceeds from the sale of the notes were used to repay an $80 million term loan and a portion of the borrowings outstanding under a revolving line of credit, and to pay transaction expenses. The term loan was incurred in February 1999 to repay a portion of the amount outstanding under the revolving line of credit.
As of April 15, 1999, after application of the net proceeds, the Company had $65.7 million outstanding under the revolving line of credit, which permits the Company to borrow up to $200 million.

     NationsBank Montgomery Securities LLC was the lead manager and Merrill Lynch & Co., BT Alex. Brown and The Robinson-Humphrey Company were co-managers of the offering. The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements.

     JUST FOR FEET, INC. operates both large format superstores and smaller specialty stores which specialize in brand-name athletic and outdoor footwear and apparel. There are presently 139 company and 12 franchised Just For Feet superstores in 28 states and Puerto Rico and 166 Company-owned and 42 franchised specialty stores in 22 states and Puerto Rico.

     Certain statements contained in this press release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.


                  For additional information, please contact:

            Harold Ruttenberg, Chairman and Chief Executive Officer

                     Eric L. Tyra, Chief Financial Officer

                                  205-408-3000